EXHIBIT 99.1
TRANSITION AGREEMENT
BETWEEN
ROBERT A. STEFANKO AND
A. SCHULMAN, INC.
This transition agreement dated April 17, 2006, describes the understanding between Mr. Robert A. Stefanko (“Mr. Stefanko”) and A. Schulman, Inc. (“Company”) in connection with Mr. Stefanko’s continuing relationship with the Company.
1. MR. STEFANKO’S UNDERTAKINGS
In exchange for the undertakings listed in Section 2 (and subject to the mutual understandings listed in Section 3), Mr. Stefanko agrees that:
•	Through April 17, 2006, his relationship with the Company will be unchanged.

•	Effective April 17, 2006, he will relinquish all of the offices and directorships he holds by virtue of his employment with the Company but will continue in employment with the Company through October 31, 2006.

•	Effective November 1, 2006, he will retire from employment with the Company.

•	Mr. Stefanko covenants and agrees that during the period of three years beginning November 1, 2006, he will not, directly or indirectly, either as an individual for his own account or as an investor (except in companies that are listed on a national stock exchange or quoted for over-the-counter markets, provided that such investment shall not exceed 1% of the company’s stock), or other participant in, or as an employee, agent, or representative of, any other business enterprise (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company (or of any entity related to the Company) or (ii) engage or participate in or finance, aid or be connected with any enterprise which competes with the business of the Company. The geographical limitations of the foregoing shall include any country in which the Company (or any entity related to the Company) or any of them are doing business as of November 1, 2006.
2. THE COMPANY’S UNDERTAKINGS
In exchange for the undertakings listed in Section 1 and in order to assure the successful transition and training of the Company’s new Chief Financial Officer (and subject to the mutual understandings listed in Section 3 and any applicable tax withholding obligations), the Company agrees that, subject to the “specified employee” rule under Section 409A(a)(2)(B)(i) of the Internal Revenue Code if 1986:
•	Through October 31, 2006, it will continue to compensate Mr. Stefanko under the terms of his current employment contract and its other agreements with him (including annual director fees associated with his service on the board of the

Company’s Belgium subsidiary for fiscal 2006, to be paid by such subsidiary in the ordinary course).

•	As soon as permitted after November 1, 2006 (which is expected to be approximately six months thereafter assuming he is employed with the Company on that date), it will pay to Mr. Stefanko, or his surviving spouse or his estate, as the case may be, in the event that Mr. Stefanko does not survive the payment date, a lump sum cash amount equal to $767,500 plus the fair market value of the 6,750 shares of restricted stock he will forfeit on November 1, 2006. These shares will be valued at the close of trading on October 31, 2006.

•	In addition to the sums payable in the above paragraph, subject to the terms of the programs under which they are payable, it will facilitate payment or the availability of any benefit or amount due under any program it maintained and in which Mr. Stefanko participates but only to the extent that those benefits were earned and vested on or before November 1, 2006 (including, without limitation, payments under the 1985 and 1991 Deferred Compensation Agreements, the Qualified Profit Sharing Plan and the Non-qualified Profit Sharing Plan), provided that Mr. Stefanko shall also be entitled to retain his laptop computer, Blackberry handheld device and cellular telephone, with access to his personal email account, through March 1, 2008.

•	Mr. Stefanko and his spouse will participate in the Company’s retiree medical program effective November 1, 2006, subject to the terms of that program under its terms and conditions as in effect on April 1, 2006. If that program is ever terminated or amended, the Company will provide comparable coverage to Mr. Stefanko and his spouse as if the program had not terminated and also will distribute any additional amount to Mr. Stefanko (or his spouse) necessary to ensure that the net, after-tax effect of that replacement coverage is identical to the net after-tax effect he (or she) would have experienced if the program had not been terminated or amended.

•	It will fully gross-up Mr. Stefanko for the effect of an excise tax under Section 4999 of the Internal Revenue Code of 1986, if any, on any payments made or due to Mr. Stefanko.

•	Any consultation with Mr. Stefanko will be scheduled in a manner that is reasonably convenient to Mr. Stefanko and consistent with the nature of the consultation and it will separately reimburse Mr. Stefanko for any reasonable expenses incurred during the course of those consultations.

•	Through March 1, 2008, the Company will continue (at its expense) the life insurance policy it currently maintains on the Executive’s life with a death benefit of $250,000. Thereafter, this policy will be administered by its terms as if the Executive had retired at age 65.

•	Nonqualified stock options and restricted shares previously granted to Mr. Stefanko will be treated, for purposes of vesting and exercisability, in accordance with the terms and conditions of the 2002 Equity Incentive Plan and Mr. Stefanko’s award agreements.

•	Both before and after the date of this Transition Agreement and in addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Transition Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain this assumption and agreement before November 1, 2006 and before the effectiveness of any succession will be a breach of this Transition Agreement and will entitle Mr. Stefanko to compensation from the Company in the amount described in Section 2.00 and in the same amount and on the same terms as Mr. Stefanko would be entitled to under his current employment agreement if the Company were to terminate the Executive’s employment for Good Reason (as defined in that employment agreement but without regard to any inference that “Good Reason” may arise only after a Change in Control). Except as provided in this section, this Transition Agreement will not be assignable by either Party without the written consent of the other Party.
3. MR. STEFANKO’S AND THE COMPANY’S MUTUAL UNDERSTANDINGS
Mr. Stefanko and the Company also understand that:
•	This transition agreement replaces and supersedes Mr. Stefanko’s current employment agreement but only to the extent that it relates to a provision of that agreement. However, all other obligations specified in that agreement (specifically including the section 13 of that agreement) will remain in effect through October 31, 2006 (and for any later period provided in that agreement).

•	This transition agreement will be administered to avoid imposition on Mr. Stefanko of any excise taxes under Section 409A of the Internal Revenue Code of 1986, even if that administration forces the delay of some of the payments described in Section 2.

•	Any disagreements about the effect of this transition agreement will be resolved through binding arbitration to be held in Akron, Ohio subject to the rules of the American Arbitration Association and will be interpreted according to Ohio law.

A. SCHULMAN, INC.		ROBERT A. STEFANKO

By:	/s/ Terry L. Haines	/s/ Robert A. Stefanko

Its: President/CEO

Date: April 17, 2006		Date: April 17, 2006

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